PETROLIA ENERGY

April 20, 2018

RE: **Offer of Chairman of the Board position**

Dear Mr. Burns:

We are pleased to offer you a new position with Petrolia Energy Corporation, a Texas Corporation (the "***Company***"), as its Chairman of the Board. This letter serves to conclude our agreement of April 20th, 2018, as set forth by the *Separation and Release Agreement* (Attached Ex. A)(the "***Separation Agreement***") and offer you to serve as the Chairman of the Board, pursuant to the following terms and conditions:

1. ***Position.*** Your new role as Chairman of the Board begins on the later of (a) May 1, 2018 (subject to your prior acceptance of the terms of, and execution of, the Separation Agreement); and (b) the effective date of the Separation Agreement (the "***Effective Date***"), and will be confirmed by the Board during a special Board meeting to be held by or before May 1, 2018. You will have the duties and responsibilities customarily associated with such position and otherwise assigned to you by the Board. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company. You will serve the needs of the shareholders of the Company and report to the Board directly.

2. ***Compensation and Benefits. The Company will provide you with the following:***

- $500 per month car allowance, provided you maintain the auto insurance.
- A maximum of $25,000 per year for you and your family's health benefits (current year average was $1,542.00/month Company contribution), which will be included in the Company's current health plan.
- $65,000 per year compensation paid through the Company's direct pay system (ie. ADP). *As per the Director's compensation deferment consensus, such compensation will accrue and be paid out at a time when the Company has cashflow deemed sufficient to carry Board compensation. Any carried amount will earn an additional 1:1 warrants @ $0.10 exercise price calculated on a quarterly basis. For example, at the end of each quarter, the Company will calculate the deferred amount for that quarter and either pay that amount immediately in its entirety or issue 1:1 warrants against the deferred amount for that period. Such deferred amount would carry into the following quarter (without accruing any additional warrants) and so on until fully paid.*
- A one-time signing bonus of **500,000 shares** of the Company's restricted common stock which will be issued to you on the Effective Date. An additional **500,000 shares** of the Company's restricted common stock will be issued to you upon successful up-listing of the Company's trading platform to either the NASDAQ or NYSE exchange.
- **2,000,000** warrants at an exercise price of $0.10 to be issued and vested immediately upon execution of this agreement, for an exercise period of 36 months. Options will be earned on a pro-rata basis (750,000 shares per quarter) upon successful completion of quarterly filings (10-Q and 10-K) after execution of this agreement and while you hold the position of Chairman of the Board of the Company. With the first quarter, 750,000 warrants being

JCB

earned immediately upon signing of this Agreement. These options may be exercised for a period of 36 months from each issuance date.

- Any annual bonus and any "milestone" bonus approved by the Board will be covered under the Directors and Executive Compensation Plan. Such plan will confirm that the starting base of the performance measure is $0.10 per share.

3. ***Withholding Taxes.*** All forms of compensation referred to in this letter are subject to any applicable withholding and payroll taxes.

4. ***Confidential Information and Limited Non-competition Agreement.*** As a condition to you taking on the role of Chairman of the Board, you will be governed by the existing Company Non-Disclosure Agreement, a copy of which is enclosed with this letter.

5. ***Relationship.***

(a) You will hold the position of Chairman of the Board for a one (1) year term, at the discretion of the Board. The terms of this agreement will expire at mid-night on April 30, 2019 (the period of time between the Effective Date and April 30, 2019, the "***Term***"), apart from any unexercised warrants/options granted during this term and any additional remaining compensation. In the event you are removed from the position of Chairman of the Board or are not nominated to serve as a member of the Board prior to April 30, 2019, for any reason other than cause (as determined in the reasonable discretion of the Board), the Company will continue to pay the car allowance, health benefits and salary due to you as provided above for the proceeding three months, if there is less than three months remaining on the Term, the compensation will continue until the Term is over. In the event you voluntarily resign as Chairman, die or are physically or mentally unable to continue in such position, the Company shall be required to pay your car allowance, health benefits and salary due to you as provided above until the date of such resignation, death or termination due to disability.

(b) This is an "at will" appointment. As a result, you are free to resign at any time, for any reason or no reason at all; we request, however, that in the event of resignation, you give the Company at least two-weeks prior notice. Nothing in this letter or any written or oral statement by the Company or any other person shall alter the "at will" nature of your appointment. If you resign from the appointment, there is no additional compensation due to you other than what has already been earned (ex. annual bonus, Performance Options, etc.).

(c) You will be expected to abide by all Company rules and regulations. Any contrary representations that may have been made to you are superseded by this offer. You shall devote as much of your professional time, attention, and efforts as necessary to promote and further the business of the Company.

(d) As a Chairman, you will have a once per week meeting at the Company office at a designated time as arranged between you and the Company Chief Executive Officer. The Company will accommodate a workplace for your visit and access to all Company staff and records.

JCB

(e) The Company reserves the right to conduct background investigations, reference checks and/or drug or alcohol tests. This offer is contingent upon a clearance of such a background investigation, reference check and/or drug or alcohol tests, if any.

8. ***Outside Activities.*** During the term of your appointment, you agree that you will not engage in any employment, consulting or other business activity that would directly conflict with the Company's core business. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9. ***Federal Immigration Law.*** As required by federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States (including, without limitation a Form I-9 and a valid social security number). Such documentation must be provided to us within three (3) business days of your date of hire, or our relationship with you will be terminated.

10. ***Governing Law.*** This Agreement shall be governed by the laws of the State of Texas, without regard to Texas' conflicts of law rules. To the extent that any lawsuit is permitted under this Agreement or required to enforce any arbitration award, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Texas.

11. ***Counterparts***. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12. ***Severability***. If a court or other body of competent jurisdiction determines any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

13. ***ARBITRATION.*** **IN THE EVENT OF ANY DISPUTE OR CLAIM RELATING TO OR ARISING OUT OF OUR RELATIONSHIP, YOU AND THE COMPANY AGREE THAT ALL SUCH DISPUTES SHALL BE FULLY AND FINALLY RESOLVED THROUGH THE ARBITRATION PROCESS WHICH WILL BE FULLY PAID FOR BY THE COMPANY. THE ARBITRATION SHALL BE CONDUCTED BY AN ARBITRATOR(S) PROVIDED BY AN IMPARTIAL THIRD-PARTY, AT AN ARBITRATION TO TAKE PLACE IN HOUSTON, TEXAS, PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. BOTH PARTIES AGREE THAT THE ALTERNATE DISPUTE RESOLUTION PLAN SHALL NOT APPLY TO ANY DISPUTES OR CLAIMS RELATING TO OR ARISING OUT OF THE MISUSE OR MISAPPROPRIATION OF THE COMPANY'S TRADE SECRETS, PROPRIETARY INFORMATION OR OTHER PROPERTY.**

JCB

PETROLIA ENERGY

14. ***Entire Agreement.*** This offer letter and the Confidential Information and Limited Non-competition Agreement set forth the terms of your relationship with the Company and supersedes and replaces any prior understandings or agreements, whether oral or written. This offer letter may not be modified or amended except by express written agreement that is signed by you and by the Chief Executive Officer and three representing Directors of the Company. **This offer, if not accepted, will expire at the close of business on Friday, April 27, 2018.**

We are very excited about your decision to join our team, and hope that you find the foregoing terms acceptable. To indicate your agreement with these terms and acceptance of our offer, please sign and date this letter, the Separation Agreement and the attached Confidential Information and Limited Non-competition Agreement in the spaces provided and return them to me. A duplicate original of this offer letter is enclosed for your records.

Sincerely,

PETROLIA ENERGY

By: ______________________
Zel C. Khan, CEO

By: ______________________
Director: Joel Oppenheim

By: ______________________
Director: Leo Womack

By: ______________________
Director: Quinten Beasley

I HAVE READ AND HEREBY ACCEPT THIS OFFER:

Signature:

X James Edward Burns

Dated: 4/26/2018

Enclosures:

Duplicate Original Letter
Separation and Release Agreement
Warrant Agreement